SEAWAY FOOD TOWN, INC.
           1020 Ford Street - P. O. Box 892 - Maumee, Ohio  43537-0892



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                             _______________________



TO THE SHAREHOLDERS OF SEAWAY FOOD TOWN, INC.:

  Notice is hereby given that the ANNUAL MEETING of the shareholders of Seaway Food Town, Inc., an Ohio corporation, will be held at the Brandywine Country Club, Fireside Room, 6904 Salisbury Road, Maumee, Ohio, on Thursday, the 4th of January, 1996, at 2:00 p.m., Eastern Standard Time, for the purpose of considering and acting upon:

  (1) The election of three (3) Directors to serve as members of Class II during the ensuing three years and until their successors are elected and qualified.

  (2) A proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1996.

  (3) The transactions of such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business November 17, 1995 will be entitled to vote at the meeting or any adjournment thereof.

  Accompanying this notice is a copy of the Annual Report of the Company reflecting operations for the 1994-1995 fiscal year.

                                By the Order of the Board of Directors





                                GARY D. SIKKEMA
                                Secretary

Maumee, Ohio
December 8, 1995


    Shareholders who do not expect to be present in person on January 4, 1996 are requested to sign, date and return the attached proxy as promptly as possible.

                                 PROXY STATEMENT
                                       of
                             SEAWAY FOOD TOWN, INC.
            1020 Ford Street, P. O. Box 892, Maumee, Ohio  43537-0892


December 8, 1995

  THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEAWAY FOOD TOWN, INC., for use at the Annual Meeting of Shareholders to be held January 4, 1996, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to security holders on or about December 8, 1995. Any shareholder giving a proxy may revoke it by giving written notice to the Secretary of the Company, or in open meeting, at any time before it is voted. The Company will bear the cost of the solicitation and will reimburse brokers or other persons holding Common Shares of the Company in their names, or in the name of their nominees, for reasonable expenses in forwarding the proxy and proxy statement to the beneficial owners of such shares.

                              VOTING SECURITIES

  At the close of business on November 17, 1995, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were outstanding 2,193,352 shares of Common Stock, without par value
(stated value $2 per share).   The voting power of the shareholders of the
Company is vested exclusively in the holders of such Common Shares. The presence in person or by proxy of the holders of a majority of the outstanding shares will constitute a quorum at the Annual Meeting of Shareholders. Holders of Common Shares of record at the close of business on November 17, 1995 will be entitled to one vote per share on all business which is conducted at the meeting, except that shareholders have cumulative voting rights in the election of directors. Cumulative voting means that each shareholder is entitled to multiply the number of shares he is entitled to vote by the number of directors to be elected and to allocate the resulting aggregate votes among the nominees for election in such manner as desired. In order to exercise the right to vote cumulatively upon the election of directors, a shareholder must give notice in writing to the President, the Treasurer or the Secretary of the Company, which notice must be given on or before 2:00 P.M., January 2, 1996, and shall state the desire of the shareholder to exercise cumulative voting rights in the election of directors. Announcement thereof must be given at the meeting, as provided by Section 1701.55(C) of the Ohio Revised Code, and thereupon all shareholders shall have the right to vote cumulatively. The Chairman of the meeting or the Secretary will make an announcement at the meeting of any such notice that may be received.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

  The total number of Directors on the Board of Directors of the Company fixed under the Code of Regulations is twelve (12). However, the Board of Directors is operating with nine (9) members.

  The Board of Directors of the Company is divided into three (3) Classes, each consisting of three (3) Directors. The terms of office for the members of Class II of the Board of Directors will expire with this Annual Meeting and until their successors are elected and qualified. The terms of office of the nominees for Class II, if elected, will expire with the Annual Meeting held subsequent to the close of the fiscal year ending August 29, 1998, and until their successors are elected and qualified.

  It is presently intended that the shares represented by management proxies will, unless a contrary intent is expressed, be voted for the election of the nominees listed below, each to serve as a member of Class II for a three-year term and to hold office until a successor is elected and qualified.

  All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event which the management does not now expect, the persons voting the shares represented by management proxies will vote for such substitute nominee as may be named by the Board of Directors.

  An affirmative vote of the holders of a majority of the shares represented at the Annual Meeting is required to elect a nominee unless cumulative voting rights are exercised. Proxies cannot be voted for a greater number of persons than the number of nominees named in Class II to be elected at the Annual Meeting. The holders of management proxies will have discretionary authority to cumulate votes.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

  The following table sets forth certain information as of November 17, 1995 with respect to those persons who are Directors and/or nominees for election as Directors:

                                                      Year    Common  Stock
Name and Age                                Director  Term    Beneficially     Percent
of Director    Principal Occupation           Since    Expires Owned (1)(2)(3)  Of Class
-----------  -----------------------       ---------  -------- --------------  ---------

CLASS II DIRECTORS (NOMINEES FOR ELECTION)


Waldo E. Yeager      Chief Financial Officer,    1987   1996   5,949 (6)(7)       *
       Age 59           Treasurer

Richard B. Iott      President of the Company    1987   1996 178,906 (6)(8)    8.16%
       Age 44

Eugene R. Wos **    Owner, Crosswinds One-Stop    NEW   ---       0               *
     Age 64           Travel, Inc., Maumee,  Ohio;
                      former Managing Partner
                      Ernst & Young, Certified Public
                      Accountants, Toledo, Ohio. (5)

CLASS III DIRECTORS (CONTINUING IN OFFICE)

Wallace D. Iott     Chairman of the Board        1957   1997 445,169 (6)(9)    20.30%
     Age 80           and Chief Executive
                      Officer of the Company

Paul L. Pope        Director of the Company      1957   1997 124,122 (11)       5.66%
     Age 84           and Former Vice President
                      and Secretary of the Company

David J. Walrod     Executive Vice President--   1987   1997  30,191 (6)        1.38%
     Age 48           Operations of the Company

CLASS I DIRECTORS (CONTINUING IN OFFICE)

Thomas M. O'Donnell Chairman of the Board,       1970   1998   4,800  (10)        *
     Age 58         McDonald & Company Invest-
                      ments, Inc., Investment
                      Bankers, Cleveland, Ohio

Richard K. Ransom   President, Ransom Consulting  1989  1998   2,000                      *
     Age 76           Partnership; Former Chairman
                      of the Board and President of
                      Hickory Farms of Ohio, Inc.

Joel A. Levine      Of Counsel, Spengler            1995      1998         0          *
     Age 57           Nathanson,
                      Attorneys at Law (4)
* Less than 1%
**  Mr. Wos is running in place of Mr. Kirk, who is retiring from the Board of Directors and whose term  of office expires with the January 4, 1996
Annual Meeting.

     The Board of Directors has appointed an Audit Committee whose members for the fiscal year ended August 26, 1995 were Robert J. Kirk, Thomas M. O'Donnell, Richard K. Ransom, and Joel A. Levine. The Committee's purpose is to recommend outside auditors and to review the scope of audit procedures, audit reports and other matters with respect to the Company's financial reporting. This Committee met two (2) times during the fiscal year.

     The Board of Directors appointed an Executive Compensation Committee whose members for the fiscal year ended August 26, 1995 were Wallace D. Iott, Robert J. Kirk, Thomas M. O'Donnell, and Joel A. Levine. This Committee's purpose is to review compensation paid to the members of the Board of Directors and the corporate officers of the Company and recommend changes in their compensation. This Committee met one (1) time during the fiscal year.

     The Board of Directors appointed a Nominating Committee for the fiscal year ended August 26, 1995 whose members were Wallace D. Iott, Richard B. Iott, Robert J. Kirk, Thomas M. O'Donnell, and Paul L. Pope. This Committee's purpose is to review the desirability of new members of the Board of Directors and to seek out and recommend candidates for positions on the Board of Directors. Shareholders who desire to have an individual considered by the Nominating Committee for the next vacant position on the Board of Directors should submit the recommendation in writing to the Secretary of the Company before the September 1 preceding the next Annual Meeting of the Shareholders and include biographical information and qualifications for service as a director. The Nominating Committee met one (1) time during the fiscal year.

     During the fiscal year ended August 26, 1995, the Board of Directors met a total of four (4) times. All Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which they served, except for Mr. Pope.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of November 17, 1995, the names and addresses of beneficial owners, amounts beneficially owned, and the percentage of common shares owned beneficially by those persons (including any "group" as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to management to be the beneficial owner of more than 5% of the Company's Common Shares:

   Name and address                Amount Beneficially      Percent of
   of Beneficial Owner               Owned (1)(2)(3)          Class
Wallace D. Iott                          445,169 (6) (9)        20.30%
3402 Chapel Drive
Toledo, Ohio  43615

Lieber & Company                         134,000  (12)           6.11%
2500 Westchester
Purchase, New York  10577

Key Trust Co. of Ohio N.A., Trustee      206,120  (13)           9.40%
P. O. Box 10099
Toledo, Ohio  43699-0099

Richard B. Iott                          178,906  (6)  (8)       8.16%
5245 Kenner Road
Monclova, Ohio  43542

Constance J. Heider                      150,793  (14)           6.88%
6744 Sweet Bush
Sylvania, Ohio  43560

Paul L. Pope                             124,122  (12)           5.66%
4532 Sanderling Lane
Quail Ridge No. 73
Boynton Beach, Florida  33436

All executive officers and directors     794,337  (6)           36.22%
as a group (9 persons)

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     The Company leases supermarkets in Temperance, Michigan and Sylvania, Ohio and a Floral Operations Center in Toledo, Ohio, from MS Associates, a limited partnership controlled by members of the Wallace D. Iott family. The primary term for the Temperance supermarket lease expires in the year 2002; $128,217 in rent was paid during the fiscal year for the Temperance location. The primary term for the Sylvania supermarket lease expires in the year 2004; $306,821 in rent was paid during the fiscal year for the Sylvania location. The primary term for the Toledo Floral Operations Center lease expires in the year 1997; $17,500 in rent was paid during the fiscal year for the Floral Operation Center.

     The Company believes that the terms of the foregoing leases and other transactions are at least as favorable as those that could have been obtained from non-affiliated parties for comparable properties or goods.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the three other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended August 28, 1993, August 27, 1994, and August 26, 1995. This information includes the dollar value of base salaries and certain other compensation. The Company does not award bonuses or Stock Appreciation Rights ("SARs"). In addition, the Company's stock option plan expired in 1993 and there are no unexercised options outstanding.


                 SUMMARY COMPENSATION TABLE

                                                              Long-Term Compensation
                                                             -------------------------
                                   Annual Compensation            Awards       Payouts
                                ---------------------------  ----------------- ------
                                                  Other Ann. Restricted               All Other
                                                    Compen-    Stock    Option LTIP   Compen-
    Name and Principal           Salary      Bonus  sation    Award(s)   SARs  Payouts sation
         Position         Year     ($)        ($)   ($) (A)     ($)      (#)      ($)  ($)(B)(D)
Wallace D. Iott,
  Chairman of the Board   1995  $310,000      $  0    $  --    $  0        0   $  0   $60,150
  and Chief Executive     1995   310,000 (C)     0       --       0        0      0    63,716
  Officer                 1994   310,000 (C)     0       --       0        0      0    62,163

Richard B. Iott,          1995   185,471         0       --       0        0      0    12,187
  President               1994   180,500         0       --       0        0      0    13,512
                          1993   179,539         0       --       0        0      0    12,245

David J. Walrod,
  Executive               1995   176,000         0       --       0        0      0    12,870
  Vice- President         1994   171,300         0       --       0        0      0    13,913
  --Operations            1993   170,627         0       --       0        0      0    12,767

Waldo E. Yeager,
  Chief Financial Officer 1995   161,529         0       --       0        0      0    19,466
  & Treasurer             1994   157,100         0       --       0        0      0    20,460
                          1993   156,658         0       --       0        0      0    19,223
</TABLE)

 (A) Perquisites and other benefits for each executive officer amount to less than 10% of salary and bonus.

 (B) Includes amounts paid by the Company on behalf of the executive for some or all of the following: Matching 401(k) Contributions ("401(k)"), ESOP
Contributions ("ESOP"); insurance premiums on life insurance for the executive paid by the Company and fully included on the executive's W-2
("Premiums"); insurance premiums paid by the Company pursuant to a "split-dollar" arrangement with the executive ("Insurance").

                             1995      1994      1993
      Wallace D. Iott:
      401(k)               $4,500   $ 4,620   $ 4,497
      ESOP                 $3,750   $ 7,196   $ 5,766
      Premiums            $51,900   $51,900   $51,900

      Richard B. Iott:
      401(k)               $4,937   $ 4,289   $ 4,363
      ESOP                 $3,750   $ 5,723   $ 4,382
      Insurance            $3,500   $ 3,500   $ 3,500

      David J. Walrod
      401(k)               $4,920   $ 4,299   $ 4,270
      ESOP                 $3,750   $ 5,414   $ 4,297
      Insurance            $4,200   $ 4,200   $ 4,200

      Waldo E. Yeager
      401(k)               $4,716   $ 4,497   $ 4,278
      ESOP                 $3,750   $ 4,963   $ 3,945
      Insurance           $11,000   $11,000   $11,000

(C) Mr. Iott's salary for 1993 was previously reported as $321,635 as a result of the erroneous inclusion of a pay period that should have been applied to his 1994 compensation. The figures contained in the current Summary Compensation Table have been adjusted and are accurate.

(D) Under the terms of a split-dollar insurance arrangement between the Company and the executive, upon surrender of the policy, the executive is entitled to the cash surrender value in excess of premiums paid by the Company. Currently, premiums paid by the Company exceed the cash surrender value.

Option/SAR Grants in Last Fiscal Year

     The Company does not currently sponsor any program through which options or SARs are granted.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The Company has not awarded and does not award SARs and has no unexercised options outstanding.

Long-Term Incentive Plans/Awards in Last Fiscal Year

     The Company does not maintain any long-term incentive plans. No long-term incentive awards were made in the last fiscal year.

COMPENSATION COMMITTEE REPORT

     The fundamental philosophy of the Company's compensation program is to retain and reward executives who are capable of leading the Company in achieving its business objectives in an industry characterized by complexity, competitiveness and change.

     The compensation of the Company's top executives is reviewed and approved annually by the Compensation Committee. The Company does not maintain any long or short-term incentive programs for its executives.

Base Salary

     The Committee annually reviews and establishes an overall salary structure at a competitive level with the industry that applies to all salaried employees, including officers. Salary levels for executives are determined by the individual's experience level, scope and complexity of the position held, comparability within the supermarket industry and within the area, length of service, and contributions toward the Company's success and continuing operation. While there is no specific weighting of these factors, competitive positioning is the primary consideration in establishing the budget for salary expenditures. Business and other economic factors such as net income and estimates of inflation are secondary considerations.

     In addition to the foregoing, the following factors are also considered in determining the compensation for Wallace D. Iott, the Company's CEO: comparable executive compensation within the supermarket industry, Mr. Iott's 37-year tenure with the Company, his present and cumulative contributions to the Company, the sales and gross profit margin of the Company and its various subsidiaries and affiliates, and other intangible criteria.

     Based on the criteria described above, the Committee approved an increase for Mr. Iott in 1995, however, Mr. Iott declined to accept the
increase.   His base salary for 1995 of $310,000  is shown under the
caption "Salary" in the Summary Compensation Table.

Stock Option Plan

     The Company does not presently sponsor a stock option plan.

Summary

     The Compensation Committee has the responsibility for ensuring that the Company's compensation program adequately compensates its executives while also being mindful of the interest of its shareholders.

     The Company has had, and continues to have, an appropriate and competitive compensation program. While the Compensation Committee is constantly reviewing incentive programs and other forms of compensation that may be implemented to develop and maintain strong management and, therefore, Company growth and profitability, the current compensation program supports a performance-oriented environment that rewards performance, not only with respect to Company goals, but also Company performance as compared to that of industry performance levels.

Share Investment Performance

     The following graph compares the yearly percentage change in the cumulative total shareholder return, including reinvested dividends, of Seaway Food Town, Inc. Common Stock, with two other indexes.






SEE GRAPH DESCRIPTION BELOW


                              CUMULATIVE TOTAL RETURN
                            8/90     8/91    8/92    8/93    8/94   8/95
Seaway Food Town,  Inc.      100       80      74      70      63     106
Peer Group                   100      111      90      91      84      80
NASDAQ Stock Market          100      142     154     203     211     284

The peer group companies are:  Buttrey Food & Drug Stores (went public in
1991), Delchamps, Inc., Eagle Food Centers, Inc., Foodarama Supermarkets, Inc., Ingles Markets, Inc., Marsh Supermarkets, Inc. and Village
Supermarket, Inc. These are moderately capitalized companies engaged in the same line of business as the Company.

Compensation Committee Interlocks and Insider Participation

     One member of the Compensation Committee, Wallace D. Iott, is an Executive Officer of the Company. Mr. Iott is the Chairman of the Board and Chief Executive Officer.

COMPENSATION OF DIRECTORS

  Members of the Board of Directors who have not previously served and who are not currently serving as employees of the Company are paid an annual fee of $4,000 for service as a Director of the Company. Non-employee Directors are paid $1,500 for each Board meeting attended and $600 for each day Committee meetings are attended on a day other than a day the entire Board of Directors meets. No fees for services as a Director or Secretary of the Company were paid to Mr. Sikkema. Legal fees are paid to Spengler Nathanson as compensation for his services in connection with Board and Committee activities. Paul Pope receives supplemental pension payments of $15,000 per year for life, attributable solely to service rendered during his employment with the Company. These payments were originally scheduled to expire in 1990. By agreement dated October 12, 1989, these payments were extended through the year 2000, but terminating at the death of both Mr. Pope and his wife, if earlier.


EXECUTIVE OFFICERS

     Effective October 21, 1994, Gary D. Sikkema was appointed Company Secretary. Mr. Sikkema is a partner of the law firm of Spengler Nathanson. Mr. Sikkema has been a partner of Spengler Nathanson for the most recent five (5) year period. David J. Walrod has served as an executive officer of the Company since 1979. Waldo E. Yeager has served as an executive officer of the Company since 1974. Wallace D. Iott has been the Chief Executive Officer of the Company since it was founded in 1957. Richard B. Iott was elected to executive officer status in 1984 and has been employed by the Company since 1971 in a variety of capacities. Prior to his election to the office of President he was employed primarily in the marketing and merchandising areas. Richard B. Iott is the son of Wallace D. Iott, Chairman of the Board and Chief Executive Officer of the Company.
The term of office for all executive officers is one (1) year.

FOOTNOTES:
    (1) Based in part on information furnished by the nominees and directors or their agents, and in part on Company records.
    (2) The inclusion of shares owned by the spouse or any of the minor children of any of the nominees or directors as being beneficially owned shall not be construed as an admission of beneficial ownership by such director or nominee.
    (3) No shares reported hereunder are owned of record but not owned beneficially.
    (4) Spengler Nathanson has served as general counsel to the Company since incorporation in 1957 and will remain as such in the current fiscal year. Fees paid to said firm by the Company for legal services amounted to $339,182 during the Company's fiscal year ended August 26, 1995.
    (5)  Mr. Wos is also a member of the Board of Directors of General
         Alum Corporation.
    (6) Includes the number of shares allocated as of the record date under the Seaway Food Town, Inc. Employee Stock Ownership Plan.
    (7)  Includes 300 shares owned by Mr. Yeager's children.
    (8) Includes 29,264 shares owned by Richard B. Iott as custodian for his minor children and 9,625 shares owned by his wife.
    (9)  Includes 199,200 shares owned by Wallace D. Iott's wife.
   (10) Includes 400 shares owned by Mr. O'Donnell's wife and 1,200 shares owned by his daughter .
   (11)  Includes 31,786 shares owned independently by Mr. Pope's wife.
   (12) Based on information in Schedule 13G filed with the Securities and Exchange Commission on or about June 25, 1987, and any amendments thereto and information provided by the beneficial owner.
   (13)  Held as Trustee for Seaway Food Town, Inc. Employee Stock
         Ownership Plan.
   (14) Includes 9,185 shares owned by Constance J. Heider as custodian for her minor child.

                        RATIFICATION OF SELECTION OF AUDITORS
                                (Proposal 2)

     At the Annual Meeting, shareholders will consider and act upon the approval of auditors for the Company's fiscal year ending August 31, 1996. The Board of Directors, upon recommendation of its Audit Committee and subject to such approval, has selected the independent certified public accounting firm of Ernst & Young LLP as such auditors. Ernst & Young LLP have been auditors for the Company for many years through one of its predecessor entities, Arthur Young & Company. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors of the Corporation recommends a vote for approval of the selection of Ernst & Young LLP. Unless otherwise specified, shares represented by proxies will be voted for approval of Ernst & Young LLP as auditors. Although the submission of this matter for approval by shareholders is not required legally, the Board of Directors believes that such submission follows sound corporate practice and is in the best interests of shareholders. If approval of Ernst & Young LLP by an affirmative vote by the holders of a majority of the shares presented is not received, the selection of a firm as auditors for the Corporation will be considered by the Audit Committee and the Board of Directors.

                          SHAREHOLDER PROPOSALS

     Shareholders may submit proposals for consideration at a meeting of the shareholders if the shareholder desiring to do so complies with the proxy solicitation rules of the Securities and Exchange Commission. In order for such proposal to be included in the proxy statement for the Annual Meeting in 1997, the proposal must be received by the Secretary no later than September 1, 1996.


                                 OTHER MATTERS

     At the date of this proxy statement the Management knows of no other business to be presented at the meeting. However, if any other business should come before the meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment.


                                    By Order of the Board of Directors
                                    Gary D. Sikkema, Secretary
                                    SEAWAY FOOD TOWN, INC.

December 8, 1995
Maumee, Ohio